Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES SHARE REPURCHASE PROGRAM

TO REPURCHASE UP TO 10,000,000 SHARES

NAPLES, FLORIDA (August 3, 2005) – Health Management Associates, Inc.’s (NYSE: HMA) Board of Directors approved a program to repurchase up to 10,000,000 shares of HMA’s common stock. Purchases will be made from time to time in the open market and will continue until all such shares are repurchased or until HMA decides to terminate the repurchase program.

“This repurchase program demonstrates HMA’s strong cash flow position and the continued confidence we have in HMA’s future,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “We are also continuing to pursue attractive acquisition opportunities which meet our historical criteria, and HMA currently has an executed letter of intent for an acquisition with a non-profit organization.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and operates 57 hospitals in 16 states with approximately 8,310 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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